Exhibit 16.1

February 26, 2003

Securities and Exchange Commission

450 5th Street N.W.

Washington, D.C. 20549

Gentlemen:

We have read the disclosures made in Item 4 of Amendment No. 1 to the Current Report on Form 8-K of Hooker Furniture Corporation filed with the Securities and Exchange Commission on February 26, 2003. We agree with the statements made in response to that Item insofar as they relate to our firm.

Very truly yours,

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Richmond, Virginia